EXHIBIT 10.1

Contract No.  2009SC000000841

Bank of Hangzhou

Comprehensive Financing Line Contract

Party A：SinoHub SCM Shenzhen Ltd.

Address：6/F, No. 5 Qiongyu Road, Central Area, Technology Park, Nanshan District, Shenzhen, China

The legal representative：Hantao Cui

Phone：86-755-26612223          Postcode：518057

Party B：Shenzhen Branch, Bank of Hangzhou

Address：1-3 Floor, Ai Hua Mansion, No. 2038 Shen Nan Zhong Avenue, Futian District, Shenzhen, China

The legal representative：Haobo Wan

Phone：86-755-83885055          Postcode：518010

Whereas Party A applies for comprehensive financing line at Party B, Party A and Party B agree on the following terms and conditions in accordance with The Contract Law of the People's Republic of China, The Guaranty Law of the People's Republic of China, Real Right Law of the Peoples Republic of China and other relevant laws and regulations.

Article 1 Comprehensive financing line of credit: please see Article 12 (1).

Article 2 Term of comprehensive financing line: please see Article 12 (2).

Article 3 Category of comprehensive financing line:

The comprehensive financing line in this contract includes but is not limited to the following categories of business:

Bank loan, Bank Discount Acceptance, confirming agent, guarantee, loan commitment, opening L/C, Import/export Bill Advance, financial packaging, forfeiting, etc.

The specific category, amount, interest rate, rate and term, please refer to the subcontract for each business category and loan, or other credit documents.

Article 4 Use of financing line of credit:

I.	The comprehensive financing line shall be used only when Party A submits the application, after Party B examines and approves, and both parties sign the subcontract against each business category.
II.	The prerequisite to use the comprehensive financing line:
1.	This contract has taken effect;
2.
Party A has provided guarantees according to the requirement of Party B, and the guarantee contracts has become effect with all the legal or agreed approval, registration, delivery, etc. procedures completed.

3.	No such events as listed in Article 7 to breach the terms of this contract occurred before using the financing line of credit;
4.	The other conditions required by law, agreed by both parties or required by Party B.
Party B is entitled to refuse the using of this comprehensive financing line by Party A if one of the above conditions is not fulfilled, but not including the situation agreed by Party B.

Article 5 Repayment:
I.	Party A shall open an account at Party B, and deposit amount that is equal to the repayment to this account before the agreed repayment date.
II.	Party B shall fulfill its obligations before the expiration date of each credit, otherwise, it will be regarded and coped with as overdue credit (including advances).
III.	Party A hereby irrevocably authorizes Party B to deduct the due principal and interest (amount payable) and other relative expenses of each subcontract from any account of Party A.

Article 6 Guarantee method and guarantee contract: please see Article 12 (3).

Article 7 Default Events:
I.	On the condition that one of the following situations occurs, it shall be regarded as an event of default under this contract and the subcontracts:
1.
Party A conceals its financial conditions, the worsening of operations, decreased registered capital or the failure to pay off, illegal withdrawal of capital, illegal transfer of property, evading repayment of debt, losing business creditworthiness or losing the capability of performing debt obligations;

2.
The documents provided by Party A conceals or deviate from the facts, or during the application and execution of the credit specified in this contract and subcontract, there existed suspected deceptive business practices.

3.	Party A uses the credit other than the purpose specified in this contract;
4.
Any form of change of business operation or reconstructing the enterprise of Party A, such as splitting  up, merge, acquisition, integration, setting up joint equity ventures or cooperating with foreign businesses, contracting, renting, reorganizing, sending out the shares, reforming the form of ownership, planning going public, or decreasing registered capital, transferring the ownership of property or stock equities, etc.;

5.	No notice to Party B in written form 7 days after Party A changes its name, legal representative, legal address, scope of business, registered capital, ownership structure, etc.;
6.
Party A conducts the behavior of evading or escaping from obligations that is against the state administration of taxation, or is imposed an administrative punishment, such as order to suspend production or business operation, or revocation of a permit or license, etc.;

7.	Party A terminates operation or dissolves, dismisses or becomes bankrupt;
8.	Party A signs contracts or agreements with any third party that are harmful to the interests of Party B;
9.	Party A or its legal representative (authorized representative), person in charge is or is going to be involved in a major lawsuit, arbitration, criminal case or other legal dispute;
10.	Party A fails to deliver the interest according to the terms of a certain single business subcontract under this contract or repay the due principal and payables;
11.	Party A fails to discharge the debt against any financial organizations;
12.	Party A fails to obey the terms in this contract, or conducts any behavior in violation of any contracts signed with other organizations of Party B or Hangzhou Bank Co. Ltd.;
13.	The guarantors of this contract fail to obey the terms in this contract, or violate any contracts signed with other organizations of Party B or Hangzhou Bank Co. Ltd.;
14.
There is poor credit record of Party A in the credit database established or approved to be established by The People’s Bank of China, China Banking Regulatory Commission or China Association of Banks;

15.
There appears risks on the credit guarantee provided by Party A (including but not limited to the worsened financial conditions, decreased capability of fulfilling obligations, resetting major liabilities on the collateral guarantee without the consent of Party B, collateral guarantee being sealed up, and situations agreed in guarantee contract), and Party A fails to provide new guarantee meeting the needs of Party B;

16.
Other situations occur to Party A, which affects its capability and sincerity of fulfilling its liabilities, or regarded by Party B as factors to influence the financial condition and fulfilling capability of Party A.

II.	Party B shall take one or all of the several measures if the above default events occur
1.	Requiring Party A and/or its guarantor to correct the default events within a certain deadline;
2.	Decreasing, ceasing or terminating the unused amount of credit wholly or partially,
3.
Decreasing, ceasing or terminating the unissued amount of loan, Bank Discount Acceptance, confirming agent, guarantee, loan commitment, opening L/C, Import/export Bill Advance, financial packaging, forfeiting, etc. wholly or partially;

4.	Announcing the unliquidated amount of credit and other payables wholly or partially to be due prematurely, and requiring Party A to discharge immediately;
5.
Party A hereby irrevocably authorizes Party B to deduct the certain amount of each subcontract from any account of Party A in order to discharge the debt wholly or partially against Party B. The pending payables shall be regarded as due prematurely. If the account currency is different from the credit currency, the account shall be deducted according to the foreign exchange rate applicable to Party B.

6.	Exercising real right for security and/or requiring the guarantor to take liabilities;
7.	Other measures Party B regards as necessary and possible.

III.
Within the line of credit, if there is any amount overdue or advances, Party B shall collect interest on the overdue credit since the overdue date according to overdue penalty rate. The penalty rate is executed as agreed in the single business contract.

Provided that Party A uses this credit for the purposes other than those agreed in this contract, Party B shall collect interest as of the diverted credit since the diverted date according to diverted penalty rate. The diverted penalty rate is executed as agreed in the single business contract.
In the case of the diverted overdue credit, interest shall be calculated and collected according to diverted penalty rate.
With regards to the interest rate not delivered in time, compound interest shall be calculated and collected since the overdue interest date.

IV.
Party A shall be liable for all the expenses incurred by Party B in order to enforce Party B’s rights (including but not limited to notary fee, litigation fee, arbitration cost, legal fee, transfer fee, travel expenses).

Article 8 Dispute Resolution
Any controversy and dispute occurred during the execution of this contract shall be dealt with through negotiation, or the two parties can institute legal proceedings in the People’s Court at the place of Party B.

Article 9 Validation of the Contract
This contract shall become effective upon the signature and corporate chop of the legal representative (authorized representative), person in charge.

Article 10
The original copies of this Contract are in triplicate or more and each copy holds the same legal effect. Party A shall keep one copy, and Party B keeps two copies, and the guarantors, the registration organization and notarization organization, shall keep a copy properly if there are any.

Article 11 Others
I.
All the documents related to this comprehensive financing line, such as credit application, single business contract, loan and certificate of indebtedness, credit voucher, and other documents and materials confirmed by both parties or required by Party B, constitutes a part of this contract and have the same legal effect.

II.	Party A is not entitled to transfer any rights and liabilities specified in this contract to any other third party without the consent of Party B in written form.
III.
Provided that Party B needs to entrust the other organizations of Hangzhou Bank Co. Ltd to fulfill the rights and obligations specified in this contract because of business needs, or ask the other organizations of Hangzhou Bank Co. Ltd to take over and manage the credit business agreed in this contract, Party A shall approve it. The other organizations of Hangzhou Bank Co. Ltd authorized by Party B or asked to take over the credit business is entitled to enforce all of the rights of this contract, and institute legal proceedings in the People’s Court or apply for enforcement with regards to the disputes within the range of this contract.

IV.
Party A authorizes Party B to inquire the credit conditions of Party A in the Basic Data of Credit Information of The People’s Bank of China, or the credit database established upon the approval of the administrative department of credit investigation, or relative units, organizations, departments or individuals. The information inquired shall only be applied within the range of usage of Interim Measures for the Administration of the Basic Data of Credit Information issued by The People’s Bank of China or the other relative law and regulations. Party A agrees that Party B provides the Basic Data of Credit Information of The People’s Bank of China, or the credit database established upon the approval of the administrative department of credit investigation with the credit information of Party A.

V.
Unless agreed otherwise, the address specified in this contract by both parties shall be the mailing and contact address, and any notice delivered to the address shall be regarded as valid. Party A commits that any changes of the mail and contact address shall be notified to Party B in written form.

VI.	Please refer to Article 12 (4) for the other agreements.

Article 12 Explanation to the relative articles of this Contract
(1)  Explanation to Article 1
           Party B agrees to provide Party A with a comprehensive financing line of RMB 43,750,000.00,

As of the specific business, Party B is entitled to use other currencies. In the case of using other currencies, the credit amount shall be recorded as the currency specified in this contract according to the central parity issued by Party B in the current day of the transaction.
Within the usage range of the comprehensive financing line, regarding the comprehensive financing credit Party A has paid off, Party B agrees to process it in the following way 1., and all the balancing amounts of each type of credit shall not exceed the total amount of comprehensive financing credit, and the unused amount of comprehensive financing credit within the term shall be cancelled automatically after the expiration date of this contract.

1.
Can be used in cycles, i.e., within the usage range of the comprehensive financing line, regarding the comprehensive financing credit Party A has paid off, Party B agrees to restore the corresponding amount of credit, and Party A shall use the credit repeatedly within the credit.

2.
Cannot be used in cycles, i.e., within the usage range of the comprehensive financing line, regarding the comprehensive financing credit Party A has paid off, Party B does not restore the corresponding amount of credit, and Party A shall not use the credit repeatedly within the credit.

(2)	Explanation to Article 2

The term of this comprehensive financing line is 12 months, i.e. from April 6, 2009 to April 6, 2010. During the term, the type, amount, and term of each time shall be negotiated and determined by both parties.

The credit within the amount limit and term of this credit is not necessary to be cleared off by the expiration date of the credit. The specific date of each credit and overdue date shall be pursuant to the starting and finishing time of loan and certificate of indebtedness or other documents.

(3)	Explanation to Article 6
 Party B signs the following contracts of Guarantee of Maximum Amount with guarantors, and guarantors shall take the guarantee liabilities according to this contract and corresponding contract of guarantee.
1.	Guarantor Lei Xia signs the Contract of Guarantee of Maximum Amount No. 2009SC0000008414 with Party B on __________ 2009.
2.	Guarantor Dehai Li signs the Contract of Guarantee of Maximum Amount No. 2009SC0000008415 with Party B on __________ 2009.
3.	Guarantor Hanto Cui signs the Contract of Guarantee of Maximum Amount No. 2009SC0000008416 with Party B on __________ 2009.

(4)	Explanation to Article 11
□	No other agreements
√ There are agreements as following:
1.	The total balance of each single business of this contract, after deducting the caution security provided by applicant, shall not exceed RMB35,000,000.00.
2.
The credit types of this comprehensive financing line are: working capital loan, opening L/C and import bill advance business, in which the working capital loan shall not exceed RMB10,000,000.00 in order to pay import duty and import goods VAT. The interest rate on working capital loans shall be calculated to be no less than 1.10 times the base deposit interest rate for the corresponding terms and the corresponding brackets as announced by the People’s Bank of China. After delivering the loan, it shall be wired to the account specialized for duty settlement of Party A at China Construction Bank. The caution security for opening L/C shall not be less than 20% of the total amount of L/C; the term to open L/C and import bill advance business shall not exceed 120 days with the purpose to for pay for import goods.

Party A (Corporate chop): SinoHub SCM Shenzhen Ltd.

(Party A has read through the above terms and fully understood the contents and agreed with Party B.)

Legal representative or authorized agent (signature): /s/Hantao Cui

Party B (Corporate Chop): Shenzhen Branch, Bank of Hangzhou

Legal representative or authorized agent (signature): /s/Wan Hao Bo
                                                                                2009/05/07